Transactions effected pursuant to Rule 10F3.

    R.J.   Form Yrs. In           Date Offering    Purchase   Securities   Share amount   $ Amount   Total
Fund: Type    Involved? Rec'd?  Business: Cusip          Security:   Date of Purchase:    commenced:   price:  Commission:  acquired from:   purchased purchased:  Offering:   Spread
ESCG IPO   No  N/A N/A  852234103 SQUARE INC "  November 19, 2015" "November 19, 2015" $9.00  0  GOLDMAN SACHS & CO  "100,000.00" "$900,000.00"   0.00
ESCG "ADDL, Primary Share" No  N/A N/A  00434H108 ACCELERON PHARMA INC  "January 5, 2016" "January 5, 2016" $40.00  0  MORGAN STANLEY & CO.  INC. "102,167.00" "$4,086,680.00"   0.00
ESCG "ADDL, Secondary Share" No  N/A N/A  84920Y106 SPORTSMANS WHSE HLDGS INC "April 13, 2016" "April 13, 2016" $11.25  0  CREDIT SUISSE   "425,000.00" "$4,781,250.00"   0.00